UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2008

L-1 IDENTITY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33002 (Commission File Number)	02-08087887 (IRS Employer Identification No.)

177 Broad Street, Stamford, Connecticut 06901

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 504-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

On August 13, 2008, pursuant to an Amended and Restated Agreement and Plan of Merger, dated June 29, 2008 (as amended, the “Merger Agreement”), by and among L-1 Identity Solutions, Inc., a Delaware corporation (“L-1”), Dolomite Acquisition Co., a Delaware corporation and wholly-owned subsidiary of L-1 (“Merger Sub”), and Digimarc Corporation, a Delaware corporation (“Digimarc”), L-1 completed its acquisition of all of the issued and outstanding shares of common stock, par value $0.001 per share, of Digimarc (the “Shares”) at a per Share price of $12.25 in cash, without interest thereon and less any required withholding taxes (the “Offer Price”). L-1’s acquisition of the Shares was structured as a two-step transaction, with a cash tender offer by Merger Sub for the Shares (the “Offer”) followed by the merger of Merger Sub with and into Digimarc (the “Merger”), with Digimarc (now known as L-1 Secure Credentialing, Inc.) continuing as the surviving corporation and a wholly-owned subsidiary of L-1.

The initial offering period of the Offer expired at 12:00 Midnight, New York City time, on Friday, August 1, 2008 (the “Initial Expiration Date”).   Based on information provided by the depositary, as of such time, an aggregate of approximately 19,767,699 Shares were validly tendered and not withdrawn pursuant to the Offer, representing approximately 79% of the outstanding Shares. On Monday, August 4, 2008, Merger Sub commenced a subsequent offering period to acquire the remaining untendered Shares, which was scheduled to expire at 5:00 p.m., New York City time, on Friday, August 8, 2008 (the “Subsequent Expiration Date”). Based on information provided by the depositary, as of the Subsequent Expiration Date, an aggregate of approximately 21,893,114  Shares were validly tendered and not withdrawn pursuant to the Offer, representing approximately 88% of all of the outstanding Shares. On Monday, August 11, 2008, Merger Sub extended the subsequent offering period, which expired at 5:00 p.m., New York City time on Wednesday, August 13, 2008 (the “Extended Subsequent Expiration Date”).  Based on information provided by the depositary, as of the Extended Subsequent Expiration Date, an aggregate of 22,093,169 Shares were validly tendered and not withdrawn pursuant to the Offer, representing approximately 88.37% of all of the outstanding Shares. Merger Sub accepted for payment and promptly paid the Offer Price to all Digimarc stockholders who validly tendered and did not withdraw Shares pursuant to the Offer.

Following the Initial Expiration Date, pursuant to the terms and conditions of the Merger Agreement, L-1 designated five representatives to serve on Digimarc’s board of directors (the “Digimarc Board”), replacing members of the Digimarc Board who resigned and giving L-1 majority representation on the Digimarc Board. Three of the previously elected members of the Digimarc Board remained on the Digimarc Board until the Merger was completed.

On August 13, 2008, pursuant to the terms and conditions of the Merger Agreement, L-1 and Merger Sub exercised the option (the “Top-Up Option”) to purchase 4,086,734 newly-issued Shares (the “Top-Up Shares”), directly from Digimarc and entered into an option exercise and subscription agreement, dated as of August 13, 2008, by and among L-1, Merger Sub and Digimarc (the “Subscription Agreement”). Pursuant to the Subscription Agreement, Merger Sub paid the purchase price of $12.25 per Share, the same amount paid for each Share tendered and accepted for payment by Merger Sub pursuant to the Offer, for the Top-Up Shares by delivery of a promissory note in favor of Digimarc. The Top-Up Shares, when combined with the Shares purchased in the Offer, were sufficient to give Merger Sub aggregate ownership of more than

90% of the outstanding Shares. Thereafter, Merger Sub was merged with and into Digimarc and each issued and outstanding Share not tendered in the Offer (except for Shares held by L-1 or its subsidiaries or Shares for which appraisal rights are properly demanded in accordance with Delaware law) were converted into the right to receive $12.25 in cash, without interest thereon and less any required withholding taxes.

Item 8.01               Other Events.

On August 14, 2008, L-1 issued a press release announcing its completion of the Offer, exercise of the Top-Up Option and completion of the Merger. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

The information required by Item 9.01 of Form 8-K in connection with the acquisition of Digimarc (as described in Item 2.01 above) is expected to be filed by amendment not later than 71 calendar days after the date the initial report on Form 8-K was required to be filed in accordance with Item 9.01 of Form 8-K.

(d)           Exhibits.

Exhibit No.	Description

2.1

Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Daolomite Acquisition Co. and Digimarc Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by L-1 with the SEC on July 3, 2008).

99.1	Press Release issued by L-1 on August 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2008	L-1 IDENTITY SOLUTIONS, INC.

	By:	/s/ Robert V. LaPenta
Robert V. LaPenta
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by L-1 with the SEC on July 3, 2008).

99.1	Press Release issued by L-1 on August 14, 2008.